26 January, 2021

Madam Soon Siew Kuan

Blk 126 Bukit Merah View

#18-374

Singapore 151126

Dear Madam Soon,

OFFER OF RE-EMPLOYMENT – ONE (1) YEAR CONTRACT

According to our record, you will be reaching the age of 63 on 17 April 2021. However, in view of your good performance and health, the Management is pleased to renew the offer for the position of Corporate Vice President. The validity of this contract is one (1) year from 17 April 2021.

Your acceptance of this position is conditional to the following terms and conditions of service:

Working Hours:                           The working hours shall be from Monday to Friday, 8.30am to 6.00pm

Remuneration:                             This position entitles you to a basic salary of $11,100.00 (inclusive of 5% MVC) per month. Your salary will be credited into your bank account.

Physical Examination:                 You shall attend a medical examination by the Company appointed panel of doctors and maintain good health status for the period of this Contract.

Annual Leave:                             You will be entitled to twenty-four (24) working days of annual leave per calendar year.

Medical and Dental Benefits:      You will be covered for physician/dental expenses when treated by the Company/Government registered medical officer up to a maximum of S$3,000.00 per year.

OFFER OF EMPLOYMENT

SOON SIEW KUAN

Hospitalization Insurance:            You will be covered under a Group Hospitalization & Surgical Insurance Scheme as arranged by the Company.

Termination of Contract:              The notice period for resignation or termination of service shall be three (3) months in writing or salary in-lieu of notice by either party. The Company reserves the right to terminate the Contract of Employment should you violate the rules of conduct set by the Company or if you do not meet the job requirement during employment.

Your appointment is naturally subjected to your compliance with all conditions of service, Company rules and practices, either expressed or implied.

It is expected that all times as an employee, you will conduct yourself in a manner, which does credit not only to yourself, but also to the Company. It will be appreciated if you will reply to this communication by returning a copy of this letter duly signed in the appropriate space below.

Yours sincerely

/s/ Yong Siew Wai

Yong Siew Wai

Chief Executive Officer

I, Soon Siew Kuan, holder of NRIC No. S1298989Z hereby accept the offer for the post Corporate Vice-President and have read, understood and agreed to the above-mentioned terms and conditioned of service.

/s/ Soon Siew Kuan

Signature

SECRECY DECLARATION

THIS AGREEMENT is entered into on the 26th day of January, two thousand and twenty-one between

TRIO-TECH INTERNATIONAL PRIVATE LIMITED

(hereafter called "The Company")

and

Soon Siew Kuan

(hereafter called "The Employee") WHEREBY IT IS AGREED AS FOLLOWS:

1.0	The Employee agrees that this Declaration shall form an integral part of the Offer of Employment first drawn on 26 January, 2021

2.0	The Employee hereby UNDERTAKES AND AGREES with The Company, their successors and assigns to faithfully observe and perform all of the following terms and conditions:

2.1

During his employment by The Company, The Employee will not, in his own time become directly or indirectly engaged, concerned or interested in or associated with the manufacture of any products which directly compete with those manufactured or sold by The Company.

2.2

The Employee will not directly or indirectly under any circumstances or at any time either during his employment by The Company or after his termination of service, communicate or disclose to any person(s) or company(ies) or use for his own account without the written consent of the Company but shall at all times keep direct and hold inviolate all of the treatment processes and secrets of the Company of which he may become aware during the course of his employment by The Company.

SECRECY DECLARATION

CORPORATE VICE PRESIDENT

SOON SIEW KUAN

2.3

The Employee will at all times communicate and disclose in writing to The Company all inventions, discoveries, improvements or processes conceived or developed by him alone or jointly with others during his employment by The Company and he acknowledges that the same shall at all times be the property of The Company and that he will, if requested to do so, assign to The Company to make application for documents to enable the Company to make application for and take out Letters Patent of the Republic of Singapore or any foreign country in respect of the same.

2.4

The Employee acknowledges that all notes and other documentation made or acquired by him during the course of his employment by The Company and relating in any way to the manufacture or marketing of the products of The Company, shall at all times remain the sole and exclusive property of The Company and that upon termination of his employment, he shall forthwith deliver up to The Company all such documentation and other property of Company of any description whatsoever in his possession or under his control and shall not make or retain any copies of or extracts from any of the same.

2.5

On the termination of employment howsoever occasioned the employee shall not for the period of two (2) years next after such termination within China, Hong Kong, India, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan, Thailand and Vietnam solicit any of the persons who were customers and/or principals of the employer within the last ten (10) years immediately preceding the date of such determination. PROVIDED that this clause shall be enforceable only if and so long as the employer or its assigns shall carry on or continue to carry on its said business or any part thereof.

SECRECY DECLARATION

CORPORATE VICE PRESIDENT

SOON SIEW KUAN

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and the year first above written.

SIGNED BY:

/s/ YONG SIEW WAI

YONG SIEW WAI (MR)

CHIEF EXECUTIVE OFFICER

for and on behalf of

TRIO-TECH INT'L PTE LTD

in the presence of:

/s/ FONG KAN SIN TERRY

FONG KAN SIN TERRY (MR)

SENIOR MANAGER

(WITNESS)

SIGNED BY :

/s/ SOON SIEW KUAN

SOON SIEW KUAN (MADAM)

THE EMPLOYEE

in the presence of:

/s/ YEO AI NOI

YEO AI NOI (MS)

HUMAN RESOURCES MANAGER

(WITNESS)